Exhibit 1.A(8)(b)

AGREEMENT

AGREEMENT dated as of January 1, 1991, by and between Royal Tandem Life Insurance Company (“RTLIC”), a New York corporation, on its own behalf and on behalf of the Royal Tandem Variable Life Separate Account of Royal Tandem Life Insurance Company (the “Separate Account”), and Merrill Lynch Funds Distributor, Inc. (“MLFD”).

W I T N E S S E T H:

WHEREAS, the Separate Account is a separate account established and maintained by RTLIC pursuant to the laws of the State of New York for variable life insurance policies issued by RTLIC;

WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 (“Investment Company Act”);

WHEREAS, the Merrill Lynch Series Fund, Inc. (“Series Fund”) is registered as an open-end management company organized as a series fund under the Investment Company Act and MLFD, pursuant to a written agreement, is acting as the principal underwriter for the series Fund;

WHEREAS, the Series Fund is currently comprised of ten portfolios;

WHEREAS, to the extent permitted by applicable insurance laws and regulations, RTLIC intends to purchase shares in each of the portfolios described above on behalf of the Separate Account to fund the variable life insurance policies and MLFD is authorized to sell such shares to unit investment trusts such as the Separate Account at no-load;

NOW, THEREFORE, RTLIC and MLFD hereby agree as follows:

1. MLFD agrees that it will sell to the Separate Account those shares of the Series Fund which the Separate Account orders, executing such orders on a daily basis at the net asset value next computed after receipt of the order for the shares of the portfolio of the Series Fund.

2. All purchases of shares in the Series Fund by RTLIC for its Separate Account from MLFD shall be at net asset value and no commission shall be payable to MLFD.

3. A purchase of Fund shares shall be settled within 5 business days after the transaction is effected.

4. This Agreement shall remain in effect until terminated by the mutual written consent of the parties hereto.

5. This Agreement shall be subject to the provisions of the Investment Company Act, the securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations, and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROYAL TANDEM LIFE INSURANCE COMPANY

Attest:	By:

MERRILL LYNCH FUNDS DISTRIBUTOR, INC.

Attest:	By:

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